Exhibit 3.2

FIRST CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PINSTRIPESNYS, INC.

PinstripesNYS, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended so that Article 1 is amended and restated in its entirety as follows:

“The name of the corporation is Growth Capital Acquisition Corp. (hereinafter the “Corporation”).”

2. The Certificate of Incorporation of the Corporation is hereby amended so that Article 2 is amended and restated in its entirety as follows:

“The address of the registered office and the name and address of the registered agent of the corporation is Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, New Castle County.”

3. The foregoing amendments were duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, PinstripesNYS, Inc. has caused this Certificate to be executed by its duly authorized officer on this 14th day of February, 2020.

PINSTRIPESNYS, INC.

By:	/s/ Clifford A. Teller
	Name:	Clifford A. Teller
	Title:	President